 As filed with the Securities and Exchange Commission on July 9, 2008.
Registration No. 333-____________

United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ENB FINANCIAL CORP
(Exact name of Registrant as specified in its charter)

United States (State or other jurisdiction of incorporation or organization)	51-0661129 (I.R.S. Employer Identification No.)

ENB Financial Corp 31 East Main Street Ephrata, Pennsylvania 17522 (717) 733-4181 (Address, including Zip Code, and telephone number, including area code, of registrant’s principal executive offices)
Aaron L. Groff, Jr., President and Chief Executive Officer
ENB FINANCIAL CORP
31 East Main Street
Ephrata, Pennsylvania  17522
(717) 733-4181
(Name, address, including Zip Code, and telephone number,
including area code, of agent for service)

With a Copy to:

Erik Gerhard, Esquire
Mark Worley, Esquire
BYBEL RUTLEDGE LLP
1017 Mumma Road, Suite 302
Lemoyne, Pennsylvania  17043
(717) 731-1700

Approximate date of commencement of the proposed sale of the securities to the public:  From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☒

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if smaller reporting company)	Smaller reporting company ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $.20 par value	200,000	$23.00	$4,600,000	$181.00

(1)	Plus such additional number of Shares as may become issuable by operation of the anti-dilution provisions of the plan.
(2)
Estimated solely for purposes of determining the registration fee. The proposed maximum aggregate offering price per Share has been computed pursuant to Rule 457(c) based upon the average of the bid and asked prices of the Shares as of July 2, 2008.

PROSPECTUS
______________________________

ENB FINANCIAL CORP
______________________________

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
__________________________

200,000 Shares of common stock
par value $0.20
_________________________

ENB Financial Corp’s Dividend Reinvestment and Stock Purchase Plan provides holders of ENB Financial Corp’s common stock with a convenient way to purchase additional shares of ENB Financial Corp’s common stock, by permitting participants in the plan to automatically reinvest cash dividends on all of their shares and to make quarterly voluntary cash contributions under terms of the plan.  Participation in the plan is entirely voluntary so that shareholders may join the plan and terminate their participation in the plan at any time.

The corporation intends to direct that the plan administrator purchase shares of the corporation’s common stock in the open market, at fair market value, or in negotiated transactions, with the corporation reserving the right to issue any remaining shares from treasury or out of authorized but unissued shares.  ENB Financial Corp is authorized to issue up to 200,000 shares of its common stock under the plan.  As of July 7, 2008, the market price of the common stock was $24.00. ENB Financial Corp’s common stock is listed on the OTCBB market under the symbol “ENBP”. Dividends, if and when declared, will be reinvested under the terms of the plan.  Shareholders may only participate in the plan with respect to all of their shares of common stock held in the plan.

We provide a summary of the plan in this Prospectus in an easy to understand question and answer format.  We encourage you to read it carefully.  If you have any additional questions, please contact Investor Relations of Registrar and Transfer Company, the plan administrator, at (800) 368-5948 or info@rtoc.com.

We recommend that you retain this Prospectus for future reference.

An investment in common stock held in the plan account has the same market risks as an investment in common stock held in certificate form.  Participants bear the risk of loss (and receive the benefit of gain) occurring by reason of fluctuations in the market price of the common stock held in the plan account.
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These shares are not deposits, are not insured by the Office of the Comptroller of the Currency, the FDIC or any other governmental agency, and are subject to investment risk, including the possible loss of principal.

Neither the Securities and Exchange Commission, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Pennsylvania Department of Banking nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

See “Risk Factors” beginning on page 2 for a discussion of various factors that shareholders should consider about an investment in our common stock.
______________________
The date of this prospectus is July 9, 2008.

TABLE OF CONTENTS

GENERAL INFORMATION	1
RISK FACTORS	2
EXPLANATION OF THE DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN	5
General	5
Participation	6
Purchases	7
Voluntary Cash Payments	8
Costs	9
Certificates for Shares	9
Discontinuation of Dividend Reinvestment	10
Safekeeping Service	11
Federal Income Tax Information	11
Other Information	12
ENB FINANCIAL CORP DIVEDEND REINVESTMENT AND STOCK PURCHASE PLAN	14
DESCRIPTION OF CAPITAL SECURITIES	21
USE OF PROCEEDS	22
EXPERTS	22
LEGAL MATTERS	22
WHERE YOU CAN FIND MORE INFORMATION	22
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	22
INDEMNIFICATION OF OFFICERS AND DIRECTORS	23
INFORMATION NOT REQUIRED IN PROSPECTUS	24
EXHIBIT INDEX	29

i

GENERAL INFORMATION

ENB Financial Corp was incorporated on December 6, 2007 and is the bank holding company for The Ephrata National Bank. The Ephrata National Bank is a nationally chartered bank organized in 1881.  The Ephrata National Bank is a full-service commercial bank and provides a wide range of banking and financial services to individuals and small to medium-sized businesses.  The principal executive offices of ENB Financial Corp and The Ephrata National Bank are located at 31 East Main Street, Ephrata, Pennsylvania 17522, (717) 733-4181.

ENB Financial Corp’s Dividend Reinvestment and Stock Purchase Plan provides ENB Financial Corp’s shareholders with a convenient and economical way to buy additional shares of common stock by reinvesting dividends or by voluntarily making cash payments under the terms of the plan.  The plan is intended to benefit long-term investors who wish to increase their investment in the holding company’s common stock.

You should rely only on the information contained in this Prospectus or to which we have referred you.  We have not authorized anyone to provide any information or to make any representation that is not contained in this Prospectus.  This Prospectus may only be used where it is legal to sell these securities.  The information in this Prospectus is only accurate as of the date of this Prospectus.

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RISK FACTORS

The purpose of the plan is to provide a convenient and useful service for ENB Financial Corp shareholders.  Nothing in this Prospectus represents a recommendation by ENB Financial Corp or anyone else that a person buy or sell ENB Financial Corp common stock.  We urge you to read this Prospectus thoroughly before you make your investment decision regarding participation in the plan.

Before you invest in ENB Financial Corp common stock, you should be aware that an investment in our common stock involves a variety of risks, including those described below.  You should carefully read and consider these risks factors, together with all the other information contained in this Prospectus, before you decide whether to purchase ENB Financial Corp common stock.

You will have a minimal influence on shareholder decisions.

Together, our directors, executive officers and trusts that they control hold approximately 973,311 shares, representing 33.92% of the total number of shares outstanding as of July 1, 2008.  Further, this percentage of ownership could increase if our directors and officers participate in the plan.  Our directors and officers are able to significantly influence our management policies and decisions as well as issues that require a shareholder vote.  If our directors and executive officers vote together, they could influence the outcome of certain corporate actions requiring shareholder approval, including the election of directors and the approval or non-approval of significant corporate transactions, such as the merger or sale of all of substantially all of our assets.  Their interests may differ from the interests of other shareholders with respect to management issues.

Our issuance of additional shares of common stock could dilute or depress the value of your shares of our common stock.

ENB Financial Corp’s Articles of Incorporation authorize the issuance of up to 12 million shares of common stock.  The issuance of additional stock within these limits may not require prior shareholder approval.  Sales of additional shares of stock, or the perception that shares may be sold, could negatively affect the market price of the holding company’s stock.  The issuance of additional shares could also dilute the percentage ownership interest and corresponding voting power of the prior shareholders.

Regulatory restrictions may affect our ability to pay dividends.

The ability of ENB Financial Corp to pay dividends to our shareholders is limited by the The Ephrata National Bank’s ability to pay dividends, and The Ephrata National Bank’s ability to pay dividends is subject to and limited by certain legal and regulatory restrictions.

The trading market for our common stock is not active.

There is a limited public market for the common stock of ENB Financial Corp.  We cannot assure you that a more liquid or active trading market will develop.  In a less active market, you may not be able to sell your shares when you would like to sell them.

The future success of ENB Financial Corp is dependent on The Ephrata National Bank’s ability to compete effectively in the highly competitive banking industry

ENB Financial Corp’s future growth and success will depend on The Ephrata National Bank’s ability to compete effectively in a competitive environment, and The Ephrata National Bank faces substantial competition in all phases of its operations from a variety of different competitors. The Ephrata National Bank competes for loans, deposits and other financial services in our geographic market with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms and various other non-bank competitors.

Changes in the law and regulations may affect The Ephrata National Bank’s ability to do business, our costs, and our profits.

The Ephrata National Bank is subject to extensive federal supervision and regulation.  These laws and regulations are intended to protect depositors, not shareholders.  Any change in applicable laws or regulations may have a material effect on its business and prospects.  We cannot predict the nature or the extent of the effect on its business or earnings that monetary policies, economic control, or new federal regulations may have in the future.

Changes in interest rates could make The Ephrata National Bank less profitable.

The Ephrata National Bank’s profitability is dependant to a large extent on its net interest income.  Net interest income is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities.  Like most financial institutions, it is affected by changes in general interest rate levels, which are currently at low levels, and by other economic factors beyond our control.  In addition, interest rate risks can result from mismatches between the dollar amount of repricing or maturing assets and liabilities and is measured in terms of the ratio of the interest rate sensitive assets to interest rate sensitive liabilities.  Although The Ephrata National Bank’s management believes it has implemented strategies to reduce the potential effects of changes in interest rates on our results of operations, any substantial and prolonged change in market interest rates could adversely affect our operating results.

The Ephrata National Bank’s allowance for loan losses may prove to be insufficient to absorb potential losses in our loan portfolio.

Lending money is a substantial part of The Ephrata National Bank’s business.  However, every loan it makes carries a certain risk of non-payment. We cannot assure you that The Ephrata National Bank’s allowance for loan losses will be sufficient to absorb actual loan losses.  We also cannot assure you that The Ephrata National Bank will not experience significant losses in its loan portfolios that may require significant increases to the allowance for loan losses in the future.  Although The Ephrata National Bank evaluates every loan that it makes against its underwriting criteria, it may experience losses by reasons of factors beyond its control.  Some of these factors include changes in market conditions affecting the value of real estate and unexpected problems affecting the creditworthiness of its borrowers.

The Ephrata National Bank determines the adequacy of its allowance of loan losses on an ongoing basis by considering various factors, including:

•	An analysis of the risk characteristics of various classifications of loans;
•	Previous loan loss experience;
•	Specific loans that would have loan loss potential;
•	Delinquency trends;
•	Estimated fair value of the underlying collateral;
•	Current economic conditions;
•	The view of our regulators; and
•	Geographic and industry loan concentration.

Changes in real estate values may adversely impact The Ephrata National Bank’s loans that are secured by real estate.

A significant portion of The Ephrata National Bank’s loan portfolio consists of residential and commercial mortgages secured by real estate.  These properties are primarily concentrated in Lancaster County, Pennsylvania. Real estate values and real estate markets generally are affected by, among other things, changes in national, regional or local economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in the tax laws and other governmental statutes, regulations and policies, and acts of nature.  If real estate prices decline, particularly in Lancaster County, Pennsylvania, the value of the real estate collateral securing The Ephrata National Bank’s loans could be reduced.  This reduction in the value of the collateral would increase the number of non-performing loans and could have a material negative impact on its financial performance.

Common stock

You do not have control or authority to direct the price or time at which common stock of ENB Financial Corp is purchased or sold for plan accounts.  Therefore, you bear the market risk associated with fluctuations in the price of common stock.  The plan administrator will allocate shares purchased to four (4) decimal places; thus, there will likely always be a partial share in your plan account.  This practice allows maximum investment of your dividends.

The plan does not represent a change in ENB Financial Corp’s dividend policy which will continue to depend upon The Ephrata National Bank’s earnings, financial and regulatory requirements and other factors and which will be determined by ENB Financial Corp’s Board of Directors from time to time.  Shareholders who do not wish to participate in this plan will continue to receive cash dividends when and as declared.  ENB Financial Corp cannot provide any assurance whether, or at what rate, ENB Financial Corp will continue to pay dividends.

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EXPLANATION OF THE
DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The following, in a question and answer format, constitutes a summary description of ENB Financial Corp’s Dividend Reinvestment and Stock Purchase Plan.  A complete copy of the plan follows.  Those holders of ENB Financial Corp common stock who do not participate in the plan will continue to receive stock certificates, if and when stock dividends or stock splits are declared and checks for cash dividends.

General

1.	What is the purpose of the plan?

The plan provides participants with a convenient method of investing cash dividends payable based upon their common stock and for making voluntary cash payments to purchase additional shares of common stock.  In the event that additional shares are purchased directly from ENB Financial Corp under the plan, ENB Financial Corp will receive additional funds for its general corporate purposes.  (See the Section entitled “USE OF PROCEEDS”.)  Each participant should recognize that neither ENB Financial Corp nor the plan administrator (See No. 3 below) can provide any assurance that shares purchased under the plan will, at any particular time, be worth more or less than their purchase price.

2.	What are the advantages of the plan?

•	The plan provides participants with the opportunity to make additional voluntary cash payments, within specified limits, to purchase additional shares of common stock.

•
Participants will obtain full investment use of funds, because the plan provides for fractional shares as well as whole shares to be credited to the participants’ accounts.  Fractional shares earn dividends just like whole shares when held in the plan account.  (See No. 13 below.)

•
Participants may avoid cumbersome safekeeping and recordkeeping costs through the free custodial and reporting services furnished by the plan.  Shares are held in “book entry” form and regular statements of account are provided by the plan administrator.

•	Participants benefit because ENB Financial Corp pays much of the administrative costs of the plan. (See No. 9 below.)

3.	Who administers the plan for participants?

Registrar and Transfer Company administers the plan.  In this capacity, the plan administrator sends periodic statements of account to participants and performs other administrative duties relating to the plan.  Shares purchased for a participant under the plan are held by the plan administrator and registered in its name.  (See No. 14 below.)

Any notices, questions or other communications relating to the plan should include the participant’s account number and should be addressed to:

Registrar and Transfer Company
Attn: Dividend Reinvestment Department
P.O. Box 664
Cranford, NJ 07016
www.rtco.com

Participants who have questions regarding the plan also may contact the Registrar and Transfer Company, Investor Relations at (800) 368-5948 or info@rtoc.com.

Participation

4.	Who is eligible to participate in the plan?

Generally, record holders of common stock of ENB Financial Corp are eligible to participate in the plan.  However, ENB Financial Corp may refuse to offer the plan to various shareholders of ENB Financial Corp as follows:

•
those who are residents of a state that may require registration, qualification or exemption of the common stock to be issued under the plan, or registration or qualification of ENB Financial Corp or any of its officers or employees as a broker, dealer, salesman or agent where the bank determines, in its discretion, that the number of shareholders or number of shares held does not justify the expense of registration, fees, etc. in that state(s); and

•	beneficial owners of shares of common stock whose shares are registered in names other than their own (for instance, in the name of a broker or nominee).

Beneficial owners of shares of common stock whose shares are registered in names other than their own may become shareholders of record by requesting their broker or nominee to transfer such shares into their own name. Subject to the limitations in the paragraph immediately above and without limiting the generality of this statement, participants in the plan may make voluntary cash payments of not less than $250.00 or more than $1,000.00 per quarter.  (See No. 14 below.)

5.	How does an eligible shareholder become a participant in the plan?

An eligible shareholder may join the plan at any time by completing and signing the authorization form included with the Prospectus and returning it to the plan administrator.  A postage-paid envelope is provided, with the Prospectus, for that purpose.  Additional authorization forms may be obtained, at any time, from the plan administrator.  Authorization forms may be submitted at any time.  However, a properly completed authorization form must be received at least five (5) business days before a dividend record date in order for the dividends payable to shareholders of record on that date to be reinvested in ENB Financial Corp common stock under the plan.

ENB Financial Corp’s Board of Directors reserves the right to change dividend record and payment dates, if and when dividends are declared.

6.	Is a shareholder required to reinvest his or her dividends on all shares of common stock held in the plan in order to participate in the plan?

Yes.  All holders of record of ENB Financial Corp common stock are eligible to participate in the plan, except as discussed in No. 4 above.  Shareholders may participate with respect to all or some of their shares.  However, all shares held in a plan account must participate in the plan and must arrange to have the dividends on all of those shares reinvested under the plan by completing the authorization form and sending the form to the plan administrator.

7.	May a participant change the number of shares subject to the plan so as to reduce the number of shares subject to dividend reinvestment to some number representing less than all shares held?

Yes.  Shareholders may participate in the plan with respect to all or some of their shares of common stock held by them.

Purchases

8.	How are shares of common stock acquired under the plan?

Cash dividends payable on ENB Financial Corp common stock held by persons participating in the plan will be paid to the plan administrator.  The plan administrator will pool these cash dividends together with all voluntary cash payments received and, with respect to shares to be purchased on the open market, will transfer them to an independent purchasing agent, who will be a broker-dealer registered under the Securities Exchange Act of 1934 and may be a bank, trust company, brokerage firm, or other independent fiduciary, as selected by the plan administrator.  Aside from transferring funds to the plan purchasing agent, neither ENB Financial Corp nor the plan administrator shall have any influence on the manner, methods, or timing of shares acquired in open market transactions.  The plan purchasing agent will use the funds to purchase shares of ENB Financial Corp common stock on the open market for the plan accounts of the participants.  Alternatively, the plan administrator may, if so directed by ENB Financial Corp, acquire shares directly from ENB Financial Corp from its treasury shares or from its authorized and unissued shares, or pursuant to negotiated transactions.  A combination of the foregoing methods may be used, as ENB Financial Corp directs.  In any event, each participant’s account will be credited with a pro rata share of the purchased shares.

9.	When will shares of common stock be purchased under the plan?

All dividends will be used to purchase common stock as soon as reasonably possible after the applicable dividend payment date, but not more than 30 days after the dividend payment date.

Voluntary cash payments will be accepted for investment, and will be invested, only in connection with the dividend purchases of common stock.  Because participants will not be credited with interest on their voluntary cash payments prior to investment, participants are strongly encouraged to submit their voluntary cash payments as near as possible to the date a dividend is paid.  For investment of a voluntary cash payment to occur on a particular investment date, the voluntary cash payment must be received by the plan administrator no later than five (5) days but no more than thirty (30) days prior to the date a dividend is paid, allowing adequate time for the checks to clear prior to the dividend date.

Purchases of common stock in the open market or in negotiated transactions may occur over one or more trading days.

10.	At what price will shares of common stock be purchased under the plan?

For purchases of shares of common stock in the open market, or in negotiated transactions, the purchase price will be the fair market value of the common stock as of the investment date.  The investment date is defined in the plan as the day during a month on which a dividend is payable, or if that day is not a business day on which securities are traded, then the following business day on which securities are traded.  The purchase price of the common stock purchased under the plan in open market and/or in negotiated transactions will be the participant’s pro rata share of the actual costs (including brokerage commissions, if any) incurred by the plan administrator for those purchases.

For shares of common stock purchased from ENB Financial Corp, the purchase price will be the fair market value of the common stock, as of the applicable investment date.  In the event of purchases of common stock from ENB Financial Corp and in the open market and/or negotiated transactions, the purchase price per share of common stock to be charged to each participant will be based on the weighted averages of the prices of all shares purchased.  Each participant’s account will be credited with the number of whole and fractional shares calculated to four (4) decimal places, equal to the amount to be invested for the participant divided by the applicable purchase price.

If the common stock is listed on an established organized stock exchange, such as the NYSE, AMEX, or NASDAQ, the fair market value will be the closing price per share for the common stock on that stock exchange on the applicable date or, if no sale of the common stock occurred on that stock exchange on that date, the closing price per share for the common stock on that exchange on the next day on which a sale of common stock occurred. If the common stock is not listed on an established stock exchange but is quoted on a system maintained by the National Association of Securities Dealers, Inc. (NASD), such as the OTCBB, the fair market value will be the average of the high and low trading prices per share for the common stock quoted on that system on the applicable date or, if no high and low trading prices are quoted on that system on that date, the average of the high and low trading prices for the common stock quoted on that system on the most recent previous day on which prices were so quoted.  If the common stock is not listed on an established stock exchange or quoted in a system maintained by the NASD, the fair market value will be the average of the lowest bid and highest asked prices per share for the common stock quoted on the applicable date by one or more brokerage firms selected by the plan administrator which then make a market in the common stock or, in the absence of any bid and asked prices quoted on that date, the quoted per share price (or average of the quoted per share prices, if several), whether bid or asked, for the common stock reported on that date or, failing this, on the most recent previous date on which quotes are available.

11.	How many shares of common stock will be purchased for participants?

The number of shares purchased for each participant will depend on the amount of dividends to be reinvested in a participant’s account, the amount of any voluntary cash payments and the applicable purchase price of the common stock (See No. 10 above).  Each participant’s account will be credited with that number of shares, including any fractional interest computed to four (4) decimal places, equal to the total amount to be invested divided by the applicable purchase price as described in No. 10 above.

12.	Will dividends on shares held in a participant’s account be used to purchase additional shares under the plan?

Yes.  If and when ENB Financial Corp declares cash and/or stock dividends or stock splits, to the record holders of shares of its common stock, the plan administrator will credit each participant’s account with those dividends and/or stock splits, and all dividends and/or stock splits will be automatically reinvested in additional shares of common stock, thereby compounding each participant’s investment.  Fractional shares held under the plan for a participant’s account will receive dividends in the same way as a whole share, but in proportion to the size of the fractional share.

Voluntary Cash Payments

13.	Who is eligible to make voluntary cash payments?

All participants, in accordance with the provisions of the plan, may also elect to make voluntary cash payments.

14.	What are the limitations on voluntary cash payments?

Participants are strongly encouraged to submit any voluntary cash payments as near as possible to the end of the applicable quarterly dividend payment date (See No. 9 above).  Participants must submit voluntary cash payments at least five (5) days but no more than thirty (30) days prior to a quarterly dividend payment date for the payments to be included in the quarterly dividend purchase of common stock. No interest will be paid on optional cash payments pending investment.

Voluntary cash payments may not be less than $250.00 or more than $1,000.00 per quarter. ENB Financial Corp reserves the right, in its sole discretion, to determine whether voluntary cash payments are made on behalf of an eligible participant.

15.	How does the voluntary cash payment option work?

A voluntary cash payment may be made by enclosing a personal check drawn on a U.S. bank in U.S. currency with the executed authorization form (for new participants) or by forwarding a personal check drawn on a U.S. bank in U.S. currency to the plan administrator with a payment form that will accompany each statement of account.  Checks should be made payable to Registrar and Transfer Company and should include the participant’s account number.  Additional payment forms may be obtained from the plan administrator.

Any voluntary cash payment received by the plan administrator within the period, described in Nos. 9 and 14 above, will be applied to the purchase of shares of common stock on the following investment date at a price determined in accordance with the provisions of the plan. No interest will be paid on voluntary cash payments held by the plan administrator prior to the respective investment date.

Costs

16.	Are there any expenses to participants in connection with purchases under the plan?

Yes.  If the shares are purchased on the open market, participants will be allocated their pro rata share of any brokerage commissions or other charges with respect to purchases of common stock under the plan.

Reports to Participants

17.	What kinds of reports are sent to participants in the plan?

The plan administrator maintains a separate account for each participant.  Each participant in the plan receives a statement of account subsequent to each dividend payment date describing cash dividends, stock dividends, stock splits, the number of shares purchased, the amount of voluntary cash payments made by the participant, the price per share, and total shares accumulated under the plan.  These statements provide a continuing record of the dates and costs of purchases and should be retained for income tax purposes.  In addition, participants receive ENB Financial Corp’s annual reports to shareholders, notices of shareholder meetings, proxy statements, and Internal Revenue Service information for reporting dividends paid and commission expenses paid on their behalf.

Certificates for Shares

18.	Will certificates be issued for shares of common stock purchased or acquired under the plan?

No.  The custodial, or “book entry” method of holding shares is a safekeeping feature that protects against loss, theft, or destruction of stock certificates.  It is also a more economical way for the plan administrator to administer the plan.  Shares purchased or acquired pursuant to a stock dividend or stock split for a participant’s account under the plan will not be issued in certificate form.

Withdrawal of Shares in Plan Accounts

19.	How may a participant withdraw shares purchased under the plan?

A participant may withdraw from participation in the plan all of the whole shares of common stock credited to his or her account by submitting written notification to the plan administrator at the address shown in No. 3 above.  Whole shares of common stock withdrawn from the plan will be issued through a certificate in the name of the participant and dividends will no longer be reinvested.  Any notice of withdrawal received from a participant less than ten (10) business days before a dividend record date will not be effective until the participant’s dividends paid on that date have been reinvested and the shares credited to the participant’s account.  There is no withdrawal fee payable by the participant.  Any fractional interest withdrawn will be liquidated by the plan administrator on the basis of the then current fair market value of the common stock and a check issued for the proceeds thereof.  In no case will certificates representing a fractional interest be issued.

20.	May a participant elect to have the withdrawn shares sold?

No.  Participants may request the plan administrator to withdraw shares from the plan and be sent to them in certificate form for no fee.  However, the plan administrator will not sell shares on behalf of participants with the exception of fractional shares.

Any fractional interest withdrawn will be liquidated by the plan administrator on the basis of the then current market value of the common stock and a check issued for the proceeds thereof less any brokerage commissions.  In no case will certificates representing a fractional interest be issued.

Participants who withdraw all of the whole and fractional shares from their accounts will be treated as having terminated participation in the plan (See No. 21 below).

Discontinuation of Dividend Reinvestment

21.	How does a participant discontinue participation under the plan?

Participants may terminate their participation in the plan at any time by sending written notice to the plan administrator.  When a participant terminates his or her participation in the plan, the plan administrator will deliver to the participant a certificate for whole shares credited to the participant’s account under the plan, and a check representing:

•	any uninvested dividends held by the plan administrator for the participant under the plan; and

•
the value of any fractional share based on the then current fair market value per share of ENB Financial Corp common stock.  Any notice of termination received less than ten (10) business days prior to a dividend record date will not be effective until dividends paid for the record date have been reinvested and the shares (whole or fractional) credited to the participant’s account.

No service fee will be incurred by participants to have certificates issued to them.

22.	May a participant request shares to be sold when terminating participation?

No.  Participants who wish to withdraw from the plan may do so and only have shares issued to them in certificate form and a check for the fair market value of any fractional shares (See No. 21 above).

Safekeeping Service

23.	Can a participant send certificates representing his or her shares of common stock to the plan administrator for safekeeping?

A plan participant can deposit certificates representing shares of common stock for safekeeping by the plan administrator in the participant’s plan account only if dividends on the deposited shares will be reinvested under the plan.  No fee will be charged with respect to shares of common stock deposited for safekeeping.

A plan participant desiring to deposit certificates into the plan should check the appropriate box on the authorization form and mail the certificates, along with the authorization form to the plan administrator at the address set forth in No. 3 above.  Delivery of certificates is at the risk of the shareholder and, for delivery by mail, ENB Financial Corp recommends that shareholders insure the certificates for 1.5% of their current market value when mailing them.  This is the amount that is usually charged for surety protection should certificates become lost in the mail.  The certificates should not be endorsed.  The receipt of any shares of common stock delivered for safekeeping will be shown on your next plan account statement.

Federal Income Tax Information

24.	What are the federal income tax consequences of participation in the plan?

For federal income tax purposes, a participant in the plan will be treated as having received, on the dividend payment date, the full amount of dividends allocable to the participant, regardless of whether the dividends are (1) actually paid in cash, (2) withheld for the payment of taxes, or (3) invested in additional shares of common stock pursuant to the plan.  The per share tax basis of shares acquired for a participant under the plan will be the price per share reported on the periodic statement of account supplied to each participant after each applicable investment date, adjusted to include the amount of commissions and other brokerage expenses paid on behalf of the participant, as reported in the Internal Revenue Service information referred to in No. 17 above.

The holding period for shares acquired pursuant to the plan will begin on the day after the date the shares are acquired for a participant’s account.  When a participant is subject to federal income tax withholding on dividends, and when foreign participants’ taxable income under the plan is subject to federal income tax withholding, dividends will be reinvested net of the amount of tax withheld under applicable law.

ENB Financial Corp believes that participants will not realize any taxable income upon receipt of certificates for whole shares credited to their account, either upon the withdrawal of shares from the plan or upon termination of participation in the plan.  A participant who sells or exchanges shares previously received from the plan may, however, recognize gain or loss.  A participant will also likely be required to recognize gain or loss upon the receipt of a cash payment for a fractional share credited to the participant’s account upon withdrawal of shares from the plan.  The amount of gain or loss in either case will be the difference between the amount the participant receives for the plan shares or fractional share and the participant’s tax basis in those shares or fractional share.

Participants who purchase common stock under the plan with voluntary cash payments should not be required to recognize income in connection with those purchases.  The tax basis of shares purchased under these circumstances will be equal to the purchase price as adjusted for the amount of commission expenses paid on behalf of the participants.  The holding period for those shares will commence on the day after the shares are acquired.

Dividends reinvested under the plan by corporate shareholders may be eligible for the dividends-received deduction.

The foregoing summary is based upon an interpretation of current federal income tax laws, and assumes that dividends paid by ENB Financial Corp will be from its earnings and profits.

Participants should consult their own tax advisors to determine particular tax consequences, including state tax consequences, which may result from participation in the plan, and any subsequent disposal of shares acquired pursuant to the plan.

Other Information

25.	What happens if ENB Financial Corp declares a stock dividend or a stock split?

The common stock in a participant’s account will be adjusted to give effect to the stock dividend or stock split.  In that event, the number of shares available for issuance under the plan shall likewise be adjusted.  Participants will not receive certificates for their plan shares unless requested.  This protects against loss, theft or destruction of stock certificates and reduces ENB Financial Corp’s administrative costs associated with the plan.

26.	What happens if ENB Financial Corp declares a special cash dividend?

ENB Financial Corp may declare a special cash dividend in addition to its regular quarterly dividends.  In the case of a special cash dividend, participants may be required to receive the cash paid pursuant to a special cash dividend and not have it reinvested through the plan at the discretion of ENB Financial Corp.

27.	How will the shares credited to a participant’s account be voted at a meeting of shareholders?

Participants will receive one proxy that will enable them to vote any whole shares and fractional interests registered in their name in a plan account and all other shares held in their name of record. The proxy will enable them to direct the plan administrator how to vote whole shares and fractional interests credited to their plan account and vote all other shares they hold of record.  Shares held by the plan administrator for the account of a participant who does not properly return a proxy will not be voted.

28.           What are the responsibilities and liabilities of ENB Financial Corp and the plan administrator?

ENB Financial Corp and the plan administrator shall not be liable for any act taken in good faith or for any good faith omission to act, including without limitation, any claims of liability:

•	arising out of failure to terminate a participant’s account upon his or her death;

•
with respect to the prices at which shares of ENB Financial Corp common stock are purchased or sold, the times when or the manner in which those purchases or sales are made, the decision whether to purchase shares of common stock on the open market or from ENB Financial Corp, fluctuations in the market value of the common stock; and

•	any matters relating to the operation or management of the plan.

All transactions in connection with the plan will be governed by the laws of the Commonwealth of Pennsylvania.

29.	May the plan be modified or discontinued?

Yes.  The Board of Directors of ENB Financial Corp, in its discretion, may modify, suspend, or terminate the plan at any time and will endeavor to promptly notify participants of any suspension, termination, or modification.  The Board of Directors of ENB Financial Corp may terminate, for whatever reason, at any time, as it may determine, in its sole discretion, a participant’s participation in the plan, after mailing a notice of intention to terminate to the participant at the address as it appears on the plan administrator’s records.

30.	May participants pledge shares held in their account under the plan?

No.  Shares credited to a participant’s account under the plan may not be pledged or assigned, nor may any rights or interests under the plan be transferred, pledged or assigned, and any purported pledge, assignment or transfer shall be void.  Participants who wish to pledge or assign their shares held under the plan must withdraw those shares from the plan, which will terminate their participation in the plan.

ENB FINANCIAL CORP
DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

1.	PURPOSE

The purpose of this Dividend Reinvestment and Stock Purchase Plan is to provide the holders of record of the Common Stock of ENB Financial Corp with a convenient method to invest cash and stock dividends payable with respect to the Common Stock and to make voluntary cash payments for the purchase of additional shares of Common Stock, and to provide for safekeeping of stock certificates when shares are distributable to Plan Participants, all as hereinafter provided.

2.	DEFINITIONS

For purposes of this Plan:

(a)	“Account” shall mean the account held by the Plan Administrator for a Participant to which his or her Plan Shares are credited.

(b)
“Authorization Form” shall mean the form or other document, as prescribed by the Plan Administrator and as amended from time to time, used to evidence an election by an eligible shareholder of the Corporation to participate in the Plan.

(c)	“Common Stock” shall mean the Common Stock of the Corporation.

(d)	“Corporation” shall mean ENB Financial Corp.

(e)	“Dividend” shall mean a dividend payable by the Corporation in cash or shares with respect to the Common Stock.

(f)	“Fair Market Value” shall mean the value of a share of Common Stock as of the applicable date as determined by the Plan Administrator as follows:

(i)
If the Common Stock is listed on an established organized stock exchange, the fair market value shall be the closing price per share for the Common Stock on such stock exchange on the applicable date or, if no sale of the Common Stock occurred on such stock exchange on that date, the closing price per share for the Common Stock on such stock exchange on the next day on which a sale of Common Stock occurred.

(ii)
If the Common Stock is not listed on an established stock exchange but is quoted on a system maintained by the National Association of Securities Dealers, Inc. (“NASD”), the Fair Market Value shall be the average of the high and low trading prices per share for the Common Stock quoted on such system on the applicable date or, if no such high and low trading prices are quoted on such system on that date, the average of the closing dealer bid and asked prices per share for the Common Stock quoted on such system on the most recent previous day on which such prices were quoted.

(iii)
If the Common Stock is not listed on an established stock exchange or quoted on a system maintained by the NASD, the fair market value shall be the average of the lowest bid and highest asked prices per share for the Common Stock quoted on the applicable date by one or more brokerage firms selected by the Plan Administrator which then make a market in the Common Stock or, in the absence of any such bid and asked prices quoted on such date, the quoted per share price (or average of the quoted per share prices, if several), whether bid or asked, for the Common Stock reported on the applicable date or, failing this, on the most recent previous date on which such quotes are available.

(g)
“Investment Date” shall mean the day during a month on which a Dividend is payable, or if in any case, such day is not a business day on which securities are traded, then the following business day on which securities are traded.

(h)	“Participant” shall mean a shareholder of record of the Corporation who is participating in the Plan.

(i)	“Plan” shall mean this Dividend Reinvestment and Stock Purchase Plan, as amended from time to time.

(j)	“Plan Administrator” shall mean such administrator as the Board of Directors of the Corporation may, in its sole discretion, from time to time, select.

(k)
“Plan Purchasing Agent” shall mean an entity registered as a broker-dealer under the Securities Exchange Act of 1934, as amended,  which entity may be a bank, trust company, brokerage firm or other independent fiduciary institution selected by the Plan Administrator for purposes of purchasing shares, in the open market, on behalf of the Plan.  The Board of Directors of the Corporation reserves the right to select a new Plan Purchasing Agent at any time.

(l)	“Plan Shares” shall mean the shares of Common Stock, whole and fractional, that are held by the Plan Administrator for the benefit of the Participants under the Plan.

(m)	“Termination Date” shall mean the date on which a Participant’s notice to terminate participation in the Plan is received by the Plan Administrator.

3.	ADMINISTRATION

The Plan Administrator shall administer the Plan.  All Plan Shares will be registered in the name of the Plan Administrator, or its nominee, as agent for the Participants and will be credited to the respective accounts of the Participants.

4.	PARTICIPATION

All holders of record of Common Stock are and shall be, and all Participants shall be eligible to participate in the Plan, except as otherwise determined, from time to time, by the Corporation.  Without limiting the foregoing, the Corporation may refuse to offer the Plan to shareholders residing in any state that requires (i) the registration or qualification of the Common Stock to be issued pursuant to the Plan, or exempt therefrom, or (ii) the registration or qualification of the Corporation or the Plan Administrator, or any of their respective officers or employees, as a broker, dealer, salesman or agent.  Beneficial owners of shares of Common Stock whose shares are registered in names other than their own (for instance, in the name of a broker or nominee) may become shareholders of record by requesting their broker or nominee to transfer such shares into their own name.  For purposes of the Plan, “Beneficial Ownership” shall be determined in accordance with the definitions of “beneficial ownership” set forth in the General Rules and Regulations of the Securities and Exchange Commission and may include securities owned by or for the individual’s spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power, or has the right to acquire beneficial ownership within 60 days of the proposed transaction.  Beneficial ownership may be disclaimed as to certain of the securities.

5.	ENROLLMENT

Any eligible shareholder of record of the Corporation may enroll in the Plan at any time by completing and signing an authorization form and returning it to the Plan Administrator.  If an authorization form requesting reinvestment of Dividends is received by the Plan Administrator at least five (5) business days before the record date established for a particular Dividend, reinvestment will commence with that Dividend.  If an authorization form is received from a shareholder less than five (5) business days before the record date established for that particular Dividend, the reinvestment of Dividends will begin with the payment of Dividends following the next Dividend record date if at that time the shareholder is still a record holder of Common Stock.

A record holder of Common Stock may participate in the Plan with respect to some or all of his or her Common Stock.

6.	VOLUNTARY CASH PAYMENTS

Any eligible shareholder of record who is enrolled in the Plan and who is eligible to participate in accordance with the provisions of the Plan may also elect to make voluntary cash payments by enclosing a personal check drawn on a U.S. bank in U.S. currency with the executed authorization form (for new Participants) or by forwarding a personal check drawn on a U.S. bank in U.S. currency to the Plan Administrator with a payment form that will accompany each statement of account.  Checks should include the Participant’s account number and taxpayer identification number.  The amount of such voluntary cash payments may not be less than Two Hundred Fifty Dollars ($250.00) or total more than One Thousand Dollars ($1,000.00) per quarter.  The Corporation reserves the right, in its sole discretion, to determine whether voluntary cash payments are made on behalf of an eligible Participant.  Voluntary cash payments will be accepted for investment, and will be invested only on the Investment Date.  Because Participants will not be credited with interest on their voluntary cash payments prior to investment, Participants should submit their voluntary cash payments as near as possible to the Investment Date, but at least five (5) days but no more than thirty (30) days prior to such date.  For investment of a voluntary cash payment to occur on a particular Investment Date, the voluntary cash payment must be received by the Plan Administrator no later than five (5) days but no more than thirty (30) days prior to the corresponding Investment Date, allowing adequate time for the checks to clear prior to the corresponding Dividend payment date.

7.	PURCHASES

On each date that Dividends are payable, the Corporation will pay to the Plan Administrator the Dividends payable with respect to the Common Stock of the participants, including their Plan shares.  As of each Investment Date, the Plan Administrator will use the amount of the available Dividends so received from the Corporation, together with voluntary cash payments received from Participants, to purchase Common Stock for the accounts of the Participants.  The Plan Administrator shall either:  (i) purchase Common Stock from the Corporation; (ii) direct the Plan Purchasing Agent to purchase the Common Stock in the open market; (iii) arrange for the purchase of Common Stock in negotiated transactions; or (iv) employ a combination of the foregoing, as directed from time to time by the Corporation.  Common Stock purchased from the Corporation will be its treasury shares of Common Stock.

Purchases of Common Stock from the Corporation under the Plan shall be made as soon as reasonably possible after the Investment Date, but not more than thirty (30) days after such date.  Open market purchases of Common Stock under the Plan will be made by the Plan Purchasing Agent on or as soon as reasonably possible after each Investment Date, but not more than thirty (30) days after such date.  Neither the Corporation nor the Plan Administrator will exercise discretion or control over the methods or timing of purchases made by the Plan Purchasing Agent pursuant to the Plan.  If any Common Stock is purchased in the open market and/or in negotiated transactions, no Common Stock will be allocated to a Participant’s account until all Common Stock has been purchased for all Participants that month, whether from the Corporation, in the open market, or in negotiated transactions.

The purchase price of Common Stock purchased from the Corporation under the Plan shall be the fair market value of the Common Stock as of the Investment Date.  The purchase price of Common Stock purchased under the Plan in the open market and/or in negotiated transactions will be the Participant’s pro rata share of the actual costs, including any brokerage commissions, incurred by the Plan Administrator for such purchases. In the event of purchases of Common Stock from the Corporation and in the open market and/or in negotiated transactions, the purchase price per share of Common Stock to be charged to each Participant will be based upon the weighted averages of the prices of all shares purchased.  Each Participant’s account will be credited with the number of whole and fractional shares of Common Stock, calculated to four (4) decimal places, equal to the amount to be invested for the Participant divided by the applicable purchase price.

8.	DIVIDENDS ON PLAN SHARES

As the record holder of the Plan Shares held in Participants’ accounts under the Plan, the Plan Administrator will receive Dividends payable with respect to all Plan Shares held on each Dividend record date, will credit such Dividends to Participants’ accounts on the basis of the Plan Shares held in each account, and will reinvest such Dividends in Common Stock under the Plan.

9.	COSTS

The Corporation will pay all costs of administration of the Plan and service charges except as otherwise provided.  Brokerage fees will be charged to Participants in connection with the purchase of Common Stock. A service fee will not be charged to Participants who request that the share certificates be issued to them in lieu of their Plan Shares being held in book entry form.

10.	REPORTS TO PARTICIPANTS

As soon as practicable after each Investment Date, the Plan Administrator will mail to each Participant for whose account a transaction has occurred under the Plan, a statement showing:

(a)	the amount of Dividends applied for the Participant toward such investment;

(b)	any taxes withheld;

(c)	the net amount invested;

(d)           the number of Plan Shares purchased;

(e)	the price per share at which Plan Shares were purchased; and

(f)	the total Plan Shares accumulated in the Participant’s account.

Each Participant will receive annually, information for the purpose of reporting his or her dividend income and other relevant information, including brokerage commissions and other expenses paid on the Participant’s behalf, in accordance with applicable tax laws.

11.	VOTING OF PLAN SHARES

The whole number of shares of Common Stock credited to the account of a Participant under the Plan will be voted at meetings of shareholders of the Corporation by the Plan Administrator, as record holder, in accordance with the instructions of the Participant, as delivered by the Participant, as and when prescribed by the Corporation or the Plan Administrator.  In the absence of providing such instructions to the Plan Administrator, the Plan Shares of a Participant will not be voted.

12.	WITHDRAWAL OF PLAN SHARES

Participants may withdraw all or a portion of the whole Plan Shares in their accounts by notifying the Plan Administrator in writing to that effect and specifying in the notice the number of Plan Shares to be withdrawn.  Certificates for whole shares of Common Stock so withdrawn will be registered in the name of the Participant and issued to the Participant within thirty (30) days of the Plan Administrator’s receipt of notice of withdrawal.  Certificates for fractional shares of Common Stock will not be issued under any circumstance.  In lieu of issuing certificates for fractional shares of Common Stock, any fractional interest withdrawn will be liquidated by the Plan Administrator on the basis of the then current market value of the Common Stock and a check issued for the proceeds thereof.  Any notice of withdrawal from an account received less than ten (10) business days prior to a Dividend record date will not be effective until Dividends paid on such record date with respect to the Plan Shares in the account have been reinvested in Common Stock under the Plan and such Common Stock has been credited to the Participant’s account.  There are no fees for withdrawing from the Plan.

Any Plan Shares remaining in a Participant’s account after withdrawal will continue to be held for the Participant by the Plan Administrator, and Dividends on such Plan Shares will continue to be reinvested under the Plan.  A Participant who withdraws all of the Plan Shares in his or her account will be treated as having terminated participation in the Plan.

13.	TERMINATION OF PARTICIPATION

A Participant may terminate participation in the Plan at any time by giving written notice thereof to the Plan Administrator in a form established by the Plan Administrator.  The Board of Directors of the Corporation, in its sole discretion at any time, may send written notice to a Participant, with a copy sent to the Plan Administrator, by which the Participant’s participation in the Plan is terminated; in any such case, the Participant shall be treated as if he or she has terminated participation in the Plan as of the date of mailing of such notice.

Within thirty (30) days after the Termination Date, the Plan Administrator will deliver to the Participant:  (a) a certificate for all whole Plan Shares held in the Participant’s account, (b) a check representing any uninvested Dividends held by the Plan Administrator for the Participant, and (c) a check in lieu of the issuance of any fractional share of Common Stock credited to the Participant’s account, equal to (i) the proceeds from the sale of such fractional share on the open market, less any brokerage commissions, and applicable withholding taxes and transfer taxes incurred, or (ii) the fractional share multiplied by the fair market value of the Common Stock as of the termination date.  Any notice of Plan termination received from a Participant less than ten (10) business days prior to a Dividend record date will not be effective until the Dividends paid on such record date with respect to the Plan Shares in the account have been reinvested in Common Stock under the Plan and such Common Stock has been credited to the Participant’s account.

14.	STOCK CERTIFICATES

Unless a request is made in writing to the Plan Administrator, Participants will not be issued certificates for shares held in custody by the Plan Administrator.  Certificates will, however, be issued to Participants upon withdrawal of Plan Shares or upon termination of Participation in the Plan and will be registered in the name or names in which the Participant’s account is maintained.  If a Participant requests a certificate to be registered in a name other than that shown on the account, such request must be signed by all persons in whose names the account is registered, with signatures guaranteed, and be accompanied by such other documentation as the Plan Administrator may require.

Participants may not pledge or assign Plan Shares credited to their accounts, or pledge, assign or transfer any of their rights or interests under the Plan, and any such purported pledge, assignment or transfer shall be void and of no force or effect.

15.	STOCK DIVIDENDS, SPLITS AND OFFERINGS

Any shares of capital stock resulting from a stock dividend or stock split by the Corporation with respect to the Plan Shares of a Participant shall be added to the Participant’s account with the Plan Administrator as additional Plan Shares.  Stock dividends or shares resulting from a stock split that are distributable with respect to shares of Common Stock held of record in a Participant’s name will be credited to the Participant’s account and no stock certificates will be issued.  This provides Plan Participants with a convenient and economical method of safe keeping of stock certificates.

In the event of any change in the Common Stock held by the Plan Administrator under the Plan as a result of a stock split, reverse stock split, stock dividend or similar transaction, the number of Plan Shares shall be appropriately adjusted.  Also, the total shares available for issuance pursuant to the Plan will be adjusted to reflect the stock split, stock dividend or similar transaction.

In the event of any “rights” or similar offering by the Corporation of any of its capital stock, the Plan shares credited to a Participant’s account shall be treated as shares of Common Stock held of record by the Participant in his or her name for purposes of such offering.

In the event that the Corporation declares a special cash dividend, the Board of Directors of the Corporation may require that the special cash dividend not be subject to the Plan and be paid in cash to Plan Participants.

16.	INCOME TAX ASPECTS

The reinvestment of Dividends does not relieve the Participant of any income tax which may be payable on such Dividends.  The payment by the Corporation of service fees and brokerage commissions in connection with Dividend reinvestment is considered income to the Participant and reported as such to the Internal Revenue Service.  If a Participant is subject to United States backup withholding tax on Dividends, the amount of the tax to be withheld will be deducted from the amount of the Dividends and only the reduced amount will be reinvested in Common Stock.  Statements of account for these Participants indicate the amount withheld.  At year end, the Plan Administrator provides each Participant with summary information for tax purposes at no charge to the Participant. (See Paragraph 10, above.)

17.	AMENDMENT, SUSPENSION OR TERMINATION OF PLAN

The Board of Directors of the Corporation may amend, supplement, suspend, modify or terminate the Plan at any time without the approval of the Participants.  The Board of Directors of the Corporation shall endeavor to promptly send to Participants notice of any suspension, termination or material amendment of the Plan.  Participants shall in all events have the right to withdraw from the Plan.  Any such suspension, termination or material amendment of the Plan shall not become effective until thirty (30) days after notice is mailed to the Participants.

18.	INTERPRETATION OF PLAN

The Plan, the authorization form, and the Participants’ accounts shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, and applicable state and federal securities laws.  Any question of interpretation arising under the Plan shall be determined by the Corporation pursuant to applicable state and federal law and the rules and regulations of all regulatory authorities, and such determination shall be final and binding upon all Participants and the Plan Administrator.  The Corporation or, with its consent, the Plan Administrator, may adopt rules and regulations from time to time to facilitate the administration of the Plan.  Where used in this Plan, the plural shall include the singular and, unless the context otherwise clearly requires, the singular shall include the plural.  The captions of the various paragraphs contained in this Plan are for convenience only and shall not affect the interpretation or meaning of the provisions of the Plan.

19.	NO LIABILITY OF CORPORATION OR PLAN ADMINISTRATOR

Neither the Corporation nor the Plan Administrator, nor their respective directors, officers or employees, shall be liable for any act taken in good faith or for any good faith omission to act, including without limitation, any claim of liability (a) arising out of failure to terminate a Participant’s account upon such Participant’s death, and (b) with respect to the prices at which shares of Common Stock are purchased or sold, the times when or the manner in which such purchases or sales are made, the decision whether to purchase shares of Common Stock on the open market or from the Corporation, fluctuations in the fair market value of the Common Stock, and (c) any matters relating to the operation or management of the Plan.

DESCRIPTION OF CAPITAL SECURITIES

The authorized capital stock of ENB Financial Corp consists of 12 million shares of common stock, $0.20 par value.

Common Stock

Voting Rights.  Each share of common stock entitles its holder to one vote on all matters upon which shareholders have the right to vote.  Shareholders can cumulate their votes in the election of directors.

Preemptive Rights.  ENB Financial Corp's common stock does carry preemptive subscription rights.

Liquidation.  In the event of liquidation, dissolution, or winding up of ENB Financial Corp, the holders of common stock are entitled to share in all assets remaining after payment of liabilities on a pro rata basis.

Liability for Further Assessments.  ENB Financial Corp will not subject shareholders to further assessments on their shares of common stock.

Sinking Fund Provision.  The common stock does not require a separate capital reserve maintained to pay shareholders with preferential rights for their investment in the event of liquidation or redemption.   However, in the future, ENB Financial Corp may issue preferred shares that require such a fund, in which case legal restrictions may require ENB Financial Corp to maintain the fund prior to paying dividends.

Redemption or Conversion Rights.  The holders of common stock do not have a right of redemption, which is the right to sell their shares back to ENB Financial Corp, nor do they have a right to convert their shares to other classes or series of stock, such as preferred stock.

Dividends.  Each shareholder is entitled to receive dividends that may be declared by the board of directors out of legally available funds.

Under the Pennsylvania Business Corporation Law, ENB Financial Corp may not pay a dividend if afterwards:

•               ENB Financial Corp would be unable to pay its debts as they become due, or

•               ENB Financial Corp's total assets would be less than its total liabilities plus an amount needed to satisfy any preferential rights of shareholders.

In order for ENB Financial Corp to pay a cash dividend to shareholders, The Ephrata National Bank must first pay a dividend to ENB Financial Corp.  As a result, the legal restrictions on The Ephrata National Bank's dividend payments also affects ENB Financial Corp’s ability to pay dividends.

Legal Opinion

Bybel Rutledge LLP of Lemoyne, Pennsylvania, Special Counsel to ENB Financial Corp, has delivered an opinion stating that the shares of common stock to be issued in connection with the Dividend Reinvestment and Stock Purchase Plan will be duly authorized and fully paid by ENB Financial Corp.

The opinion is attached as an exhibit to the Registration Statement, filed with the SEC, of which this prospectus forms a part.

USE OF PROCEEDS

ENB Financial Corp does not know the number of shares of common stock that will be purchased from it under the plan or the prices at which such shares will be purchased.  To the extent that shares are purchased from ENB Financial Corp, and not in the open market, ENB Financial Corp intends to add proceeds it receives from the sales to its general funds to be used for general corporate purposes, including, without limitation, investments in and advances to the corporation’s subsidiaries.  The amounts and timing of the application of proceeds will depend upon the funding requirements of ENB Financial Corp and its subsidiaries and the availability of other funds.

EXPERTS

As its successor issuer, ENB Financial Corp incorporates by reference into this Prospectus the consolidated financial statements included in The Ephrata National Bank’s Annual Report on Form 10-K for the year ended December 31, 2007, which have been audited by S.R. Snodgrass A.C., independent public accountants, and for the periods set forth in its reports and incorporates by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

LEGAL MATTERS

Bybel Rutledge LLP of Lemoyne, Pennsylvania passed upon the legality of the common stock offered by this prospectus.  Based on this opinion, the shares of common stock issued by ENB Financial Corp in accordance with the terms of the plan will be validly issued and fully paid.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, and, accordingly, file reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”).  You may read and copy any document ENB Financial Corp files at the SEC's public reference rooms at 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from the SEC’s home page on the world wide web at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus other information that we file with it.  This means we disclose important information to you by referring you to those documents.  Specifically, as a successor issuer to the Ephrata National Bank, we incorporate the following documents by reference in this registration statement, as filed with the Office of the Comptroller of the Currency (“OCC”) under Charter No. 2512 and the SEC:

•	The Ephrata National Bank’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the OCC on March 13, 2008;
•	The Ephrata National Bank’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed with the OCC on May 12, 2008;
•	ENB Financial Corp’s Current Report on Form 8-K12g3, filed with the SEC on July 1, 2008; and
•	ENB Financial Corp’s Current Report on Form 8-K, filed with the SEC on July 7, 2008.

We also incorporate by reference in this prospectus additional documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Act of 1934 after the date of this prospectus, and prior to our filing a post-effective amendment which indicates that all common stock offered under the plan has been sold or which deregisters any common stock remaining unsold.  Additional documents that we incorporate by reference into this prospectus are deemed a part of this prospectus from the date of filing the documents.

The information incorporated by reference is an important part of this prospectus; however, to the extent that inconsistencies exist between information presented in this prospectus and information contained in incorporated documents filed with the OCC before the date of this prospectus, the information in this prospectus automatically updates and supercedes the earlier information.  Additionally, information that we file with the SEC after the date of this prospectus will automatically update and supersede the information in this prospectus and any earlier filed or incorporated information.

Documents incorporated by reference are available without charge to each shareholder, including any beneficial owner, to whom this prospectus is delivered, upon the person’s written or oral request.  In addition, you may obtain all documentation relating to the plan that is required to be delivered to participants pursuant to the rules adopted under the Securities Act of 1933.  You should address written requests for copies to:

ENB Financial Corp
Attention: Corporate Secretary
31 East Main Street
Ephrata, Pennsylvania 17522

You should direct telephone requests to ENB Financial Corp at (717) 733-4181.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

The general corporate law of the Commonwealth of Pennsylvania as applicable to the Corporation, together with the Corporation’s bylaws, provides the Corporation’s officers and directors with a broad range of limitation from liability and indemnification for actions and inactions in connection with the performance of their duties.  Aside from matters involving criminal statutes or tax laws, directors are not personally liable for monetary damages for any action or inaction taken unless the director has breached or failed to perform his or her duties of office and such breach or failure constitutes self-dealing, gross negligence, willful misconduct or recklessness.  The Corporation’s officers and directors are entitled to indemnification if they are named as a party or threatened to be named as a party to any type of proceeding as a result of actions or inactions taken while in the course of their association with the Corporation provided that such action or inaction was in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Corporation.  Officers and directors of the Corporation are presumed to be entitled to this indemnification, absent breaches of fiduciary duty, lack of good faith or self-dealing and are entitled to be indemnified unless their conduct is determined by a court to have constituted willful misconduct or recklessness.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

Registration Fee	$181
Blue Sky Fees*	$1,700
Accounting Fees*	$5,000
Legal Fees and Expenses*	$12,000
Printing Fees and Postage*	$5,000
Total	$23,881

*Estimated

Item 15.	Indemnification of Directors and Officers.

The Pennsylvania Business Corporation Law, referred to as the PBCL, provides that Pennsylvania corporations shall have the power, under specified circumstances, to indemnify any person who is or was a representative of the corporation in connection with actions, suits or proceedings brought against them by third parties and in connection with actions or suits by or in the right of the corporation, by reason of the fact that they were or are such representatives, against expenses (including attorney’s fees) and, in the case of actions, suits or proceedings brought by third parties, against judgments, fines and amounts paid in settlement actually and reasonably incurred in any such action, suit or proceedings Further, the PBCL provides that Pennsylvania corporations must indemnify a representative of the corporation who is successful on the merits or otherwise in defense of any such actions or proceedings against expenses reasonably incurred.

The Bylaws of ENB Financial Corp provides indemnification or reimbursement for reasonable expenses actually incurred by directors or officers.  However, indemnification or reimbursement shall not be provided when a director or officer for gross negligence, willful misconduct or criminal misconduct.  Further, indemnification or reimbursement shall not be provided for compromise settlement without approval of the court, shareholders or board of directors.

Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by the ENB Financial Corp.

Item 16.	Exhibits.

Exhibit 5.1	Opinion of Bybel Rutledge LLP, Special Corporate Counsel to ENB Financial Corp

Exhibit 23.1	Consent of S.R. Snodgrass A.C.

Exhibit 23.2	Consent of Bybel Rutledge LLP, included as part of Exhibit 5.1.

Exhibit 24	Power of Attorney, included on the signature page.

Exhibit 99.1	ENB Financial Corp Dividend Reinvestment and Stock Purchase Plan. (Included in Prospectus.)

Exhibit 99.2	Form of ENB Financial Corp Dividend Reinvestment and Stock Purchase Plan Enrollment Form.

Exhibit 99.3	ENB Financial Corp Letter to Shareholders.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(b)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement.

Provided, however, that paragraphs (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant with the SEC pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each  post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ephrata, Commonwealth of Pennsylvania on July 9, 2008.

ENB Financial Corp

By:	/s/ Aaron L. Groff, Jr.
Aaron L. Groff, Jr.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Aaron L. Groff, Jr., Paul W. Brubaker, and Scott E. Lied, and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place, and stead, in any and all capacity, to sign any or all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Capacity	Date

/s/ Aaron L. Groff, Jr.	President and Chief Executive	July 9, 2008
Aaron L. Groff, Jr.	Officer and Director
(Principal Executive Officer)

/s/ Scott E. Lied	Chief Financial Officer	July 9, 2008
Scott E. Lied	(Principal Financial and
Accounting Officer)

/s/ Paul W. Brubaker	Director	July 9, 2008
Paul W. Brubaker

/s/ Willis R. Lefever	Director	July 9, 2008
Willis R. Lefever

/s/ Donald Z. Musser	Director	July 9, 2008
Donald Z. Musser

/s/ Susan Y. Nicholas	Director	July 9, 2008
Susan Y. Nicholas

/s/ Bonnie R. Sharp	Director	July 9, 2008
Bonnie R. Sharp

/s/ J. Harold Summers	Director	July 9, 2008
J. Harold Summers

/s/ Mark C. Wagner	Director	July 9, 2008
Mark C. Wagner

/s/ Paul M. Zimmerman, Jr.	Director	July 9, 2008
Paul M. Zimmerman, Jr.

/s/ Thomas H. Zinn	Director	July 9, 2008
Thomas H. Zinn

EXHIBIT INDEX

Exhibit 5.1	Opinion of Bybel Rutledge LLP, Special Corporate Counsel to ENB Financial Corp

Exhibit 23.1	Consent of S.R. Snodgrass A.C.

Exhibit 23.2	Consent of Bybel Rutledge LLP, included as part of Exhibit 5.1.

Exhibit 24	Power of Attorney, included on the signature page.

Exhibit 99.1	ENB Financial Corp Dividend Reinvestment and Stock Purchase Plan. (Included in Prospectus.)

Exhibit 99.2	Form of ENB Financial Corp Dividend Reinvestment and Stock Purchase Plan Enrollment Form.

Exhibit 99.3	ENB Financial Corp Letter to Shareholders.